Exhibit 99.1
JOINT FILING AGREEMENT

In accordance with Rule 13d-k(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the securities of MarketWise, Inc. and further agree that this joint filing agreement be included as an exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this joint filing agreement this 13th day of September, 2023.

Monument & Cathedral Holdings, LLC

By:        /s/ Myles Norin
Name:    Myles Norin
Title:    President

Myles Norin, LLC

By:        /s/ Myles Norin
Name:    Myles Norin
Title:    Manager

Cobblestone Publishing, Inc.
By:        /s/ Myles Norin
Name:    Myles Norin
Title:    President

    /s/ Myles Norin
Myles Norin